                                                                      EXHIBIT 11

                             WHITTAKER CORPORATION

                       CALCULATION OF EARNINGS PER SHARE



                                                                     Year Ended October 31,
                                                                 -------------------------------
                                                                    1997        1996      1995
                                                                 ----------   --------  --------
PRIMARY EARNINGS PER SHARE

EARNINGS ($ in 000)

Net Income (Loss)...........................................     $(163,582)    $(17,127)   $7,865

Deduct:
   Dividends on $5.00 Cumulative
       Convertible Preferred Stock..........................             -            -        (4)
                                                                 ---------     --------   -------

Net income (loss) used in primary earnings
   per share calculations...................................     $(163,582)    $(17,127)   $7,861
                                                                 =========     ========   =======

AVERAGE COMMON AND COMMON EQUIVALENT SHARES (IN 000)

Weighted average number of common
   shares outstanding.......................................        11,144       10,065     8,531

Common equivalent shares:
   Series D Participating Convertible
         Preferred Stock....................................             -          213       292

   Stock options included under
         treasury stock method..............................             -          291       802
                                                                ----------     --------  --------
Total.......................................................        11,144       10,569     9,625
                                                                ==========     ========   =======
Primary Earnings (Loss) Per Share...........................       $(14.68)      $(1.62)    $0.82
                                                                ==========     ========   =======

                             WHITTAKER CORPORATION

                                                                            Year Ended October 31,
                                                                     ------------------------------------
                                                                        1997         1996        1995
                                                                     ---------    ---------   -----------
FULLY DILUTED EARNINGS PER SHARE
Earnings ($ in 000)

Net income used in primary earnings
     per share calculations..................................        $(163,582)   $(17,127)    $7,861

Adjustments..................................................                -           -          -

Net income (loss) used in fully diluted
     earnings per share calculations.........................        $(163,582)   $(17,127)    $7,861
                                                                     ==========   ========     ======

Average Shares Used to Calculate Fully Diluted
     Earnings Per Share (in 000)

Average common and common equivalent
     shares, above...........................................           11,144      10,569      9,625

Add:
     Additional stock options included under
        treasury stock method................................                -           3          -
                                                                     ----------   --------     ------
Total........................................................            11,144     10,572      9,625
                                                                     ==========   ========     ======

Fully Diluted Earnings (Loss) Per Share......................        $   (14.68)  $  (1.62)    $ 0.82
                                                                     ==========   ========     ======

                             WHITTAKER CORPORATION

NOTES

Earnings per share have been computed based on the weighted average number of common and common equivalent shares outstanding during the periods, after deducting from net income for 1995 the dividend requirements on the then outstanding $5.00 Cumulative Convertible Preferred Stock. Common Stock equivalents include Series D Participating Preferred Stock and dilutive employee stock options calculated using the treasury stock method.

Common equivalent shares have been excluded from the 1997 calculations and additional shares assuming conversion of subordinated convertible debt have been excluded from the calculations in all years as inclusion of such shares would have been antidilutive.